UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2018

THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2018, The Brink’s Company (the “Company”) and McAlister C. Marshall, II mutually agreed that Mr. Marshall would step down from his role as Senior Vice President, General Counsel and Chief Administrative Officer. In connection with this transition, the Company and Mr. Marshall entered into an agreement (the “Agreement”) pursuant to which Mr. Marshall will remain an employee of the Company for a period commencing on January 1, 2019 and ending on December 31, 2019, during which period Mr. Marshall will assist with transitioning his executive responsibilities to his successor and with other legal matters and special projects.

Pursuant to the terms of the Agreement, Mr. Marshall is eligible to receive continued base salary, his annual incentive opportunity in respect of fiscal 2018, a target annual incentive opportunity in respect of fiscal 2019 and continued vesting of certain outstanding equity. In the event Mr. Marshall is terminated without “Cause” (as defined in the Agreement) or resigns due to the Company’s material breach of the Agreement, Mr. Marshall is entitled to continue to receive the foregoing compensation until December 31, 2019 and the equity vesting described above. In addition, in the event Mr. Marshall resigns prior to December 31, 2019, he is eligible to receive, in exchange for a release of claims against the Company, continued salary through June 30, 2019, as well as the annual incentives and equity vesting described above. Mr. Marshall will not receive any payments under the Company’s Severance Pay Plan.

In addition, for a period of twelve months following Mr. Marshall’s termination of employment, Mr. Marshall has agreed not to compete with the Company or to solicit its employees or customers or to otherwise interfere with the Company’s business relationships.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BRINK’S COMPANY (Registrant)

Date: January 7, 2019	By:	/s/ Ronald J. Domanico Ronald J. Domanico Executive Vice President and Chief Financial Officer